UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 20, 2011
IDENIX PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-49839	45-0478605

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Hampshire Street Cambridge, MA	02139

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 995-9800
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) and (e)
On June 20, 2011, Idenix Pharmaceuticals, Inc. (the “Company”) entered into an employment letter (the “Employment Letter”) with Daniella Beckman, age 32, who was appointed by the Company’s board of directors to serve as Vice President, Chief Financial Officer and Treasurer of the Company, effective as of June 2, 2011, subject to the consent of Novartis Pharma AG. Novartis Pharma AG provided its consent to the selection and appointment of Ms. Beckman as the Company’s Vice President, Chief Financial Officer and Treasurer as required.
Ms. Beckman served as the Company’s interim Chief Financial Officer and Treasurer from October 2010 to June 2011. Ms. Beckman served as the Company’s Corporate Controller from March 2008 to October 2010. From March 2006 to March 2008, Ms. Beckman held positions at Coley Pharmaceutical Group, most recently as Corporate Controller. Prior to Coley, Ms. Beckman held positions at Biogen Idec from September 2004 through March 2006 as well as PricewaterhouseCoopers from September 2000 through 2004. Ms. Beckman holds a B.A. from Boston University. She is also a Certified Public Accountant, or CPA.
Pursuant to the Employment Letter, Ms. Beckman is entitled to receive an annual base salary in the amount of $240,000, which amount will be annually reviewed for increase, but not decrease, at the discretion of our board of directors. Ms. Beckman is also entitled to receive an annual cash performance bonus in a target amount equal to 35% of her base salary if, in the discretion of our board of directors, annually established performance criteria are satisfied. For 2011, Ms. Beckman will be entitled to receive a cash bonus in a target amount equal to 20% of her pro rated base salary based on achievement of performance criteria for the period from January 1, 2011 to June 1, 2011 and, in accordance with the Employment Letter, 35% of her pro rated base salary from June 2, 2011 to December 31, 2011. In each case, the actual bonus may range from zero to 200% of the target amount.
On June 2, 2011, Ms. Beckman was granted options to purchase 50,000 shares of Idenix common stock, $0.001 par value per share (the “Common Stock”) pursuant to the Idenix Pharmaceuticals, Inc. 2005 stock incentive plan, as amended. The stock options have an exercise per share equal to $4.57 per share, representing the average of the opening and closing price of our common stock on the date of grant, as reported by The NASDAQ National Market. The stock options will vest ratably over a 48 month period beginning on June 30, 2011. The Employment Letter further provides that Ms Beckman is eligible to participate in all benefit plans Idenix provides generally to its senior level executives and has the opportunity, subject to approval by the Company’s board of directors, to be awarded annually stock options to purchase 85,000 shares of Common Stock on terms and conditions similar to the stock option awarded on June 2, 2011.
Ms. Beckman’s employment is terminable by either Idenix or Ms. Beckman at any time. Subject to the next paragraph below, under the terms of the Employment Letter, if Ms. Beckman’s employment is terminated by Idenix without cause or by Ms. Beckman for good reason (each as defined in the Employment Letter), subject to her execution of a release agreement within a specified period of time, all of her stock options to purchase Common Stock will immediately vest in full, and she will be entitled to receive: (i) a lump sum payment equal to one times (A) her annual base salary plus (B) the greater of her target bonus for such year or the actual bonus paid in the year immediately preceding the termination; and (ii) continuation of health and dental insurance benefits for twelve months.

If Ms. Beckman’s employment is terminated by the Company or a successor entity without cause or by Ms. Beckman for good reason in each case within one year following a change in control of Idenix (as defined in the Employment Letter), subject to her execution of a release agreement within a specified period of time, all of her stock options to purchase Common Stock will immediately vest in full, and, in addition to the cash amounts set forth in the paragraph above, she will be entitled to receive: (i) a lump sum payment equal to one times (A) her annual base salary plus (B) the greater of her target bonus for such year or the actual bonus paid in the year immediately preceding the termination; and (ii) continuation of health and dental insurance benefits for twelve months.
The foregoing description of the Employment Letter is qualified in its entirety by the text of such letter which is filed herewith as Exhibit 10.1.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits
The following exhibit relating to Item 1.01 shall be deemed to be furnished, and not filed:

10.1	Employment Letter, dated June 20, 2011, by and between Idenix Pharmaceuticals, Inc. and Daniella Beckman.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

IDENIX PHARMACEUTICALS, INC.
Date: June 24, 2011	By:	/s/ Maria Stahl
Maria Stahl
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Letter, dated June 20, 2011, by and between Idenix Pharmaceuticals, Inc. and Daniella Beckman